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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE
Contact:   John Lowther
Senior VP & General Counsel
(614) 464-5052

                            STATE AUTO FINANCIAL CORP
                      EXPECTS HURRICANES TO IMPACT EARNINGS

COLUMBUS, OHIO - September 22, 2004 - State Auto Financial Corporation (NASDAQ:
STFC) today announced it estimates that hurricanes Charley, Frances and Ivan, cumulatively, will contribute approximately $32 to $36 million in pre-tax losses or 13 to 14 loss ratio points, to third quarter results.

State Auto Chairman Robert H. Moone stated, "The recent hurricane activity has caused damage in many of our eastern and southeastern operating states. While claims work continues, we are far enough along in the process to be comfortable in making loss projections, but we also recognize that the process involves considerable uncertainty. We are, once again, exceptionally proud of the outstanding work being done by our claims department and the fine independent insurance agents representing the company. Prompt, professional claims service, especially during times of great stress, remains a hallmark of State Auto."

State Auto Financial Corporation is scheduled to release third quarter results on October 26, 2004.

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a regional property and casualty insurance holding company engaged primarily in writing both personal and commercial lines of insurance. The company markets its products through more than 22,500 independent agents associated with over 3,300 agencies in 26 central and eastern states, excluding New York, New Jersey and the New England states. The State Auto Insurance Companies' pool carries an A+ (Superior) rating from A.M. Best Co.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial's Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.